                                                                  EXHIBIT 4(c)

[PRUDENTIAL FINANACIAL LOGO]          PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                                      Newark, New Jersey 07102

                                      a Prudential Financial company



                ENDORSEMENT TO INCREASE THE MAXIMUM AGE AT WHICH
                       PURCHASE PAYMENTS WILL BE ACCEPTED


This Endorsement is attached to and made part of this Contract immediately. In the case of a conflict with any provision in the Contract, the provisions of this endorsement will control.

The following hereby amends the PURCHASE PAYMENTS section of the Contract, and any endorsement to this section.

In the PURCHASE PAYMENTS section of the Contract, we stated that no Purchase Payments may be made on or after the sole or older of the Owner's or any applicable Joint Owner's, or Annuitant's 85th birthday. We amend that provision to refer to the 86th birthday, rather than 85th birthday.


Except as modified herein, all terms and conditions of the Contract remain unchanged.


Signed for Pruco Life Insurance Company of New Jersey

By  /s/ Clifford E. Kirsch
    -------------------------
    Clifford E. Kirsch

       Secretary